FIRM NATURAL GAS STORAGE SERVICE AGREEMENT


     THIS NATURAL GAS STORAGE AGREEMENT dated as of April 15, 1997, by and between New York State Electric & Gas Corporation ("NYSEG" or "Owner") and PG Energy Inc. ("Customer"), (singularly, "Party," and collectively, the "Parties").

                         W I T N E S S E T H

     WHEREAS, Owner has received all necessary approvals necessary to develop, construct, own and operate a Phase I and II of a bedded salt subsurface natural gas storage facility in Watkins Glen, New York (the "Storage Facility") along with other associated transmission pipelines. Phase I was placed in service in July 1996. Phase II was placed in service in December 1996. Dewatering of the Storage Facility for Phase I service is underway. Phases I and II are expected to have a capability to inject 40,000 dekatherms ("Dth") per day over a twenty (20) day period and to withdraw 80,000 Dth per day over a ten (10) day period; and

     WHEREAS, Owner plans to develop, construct, own and operate a Phase III of a subsurface natural gas storage facility and associated transmission pipelines at the Storage Facility in Watkins Glen, New York (the "Phase III Storage Facility" or "Phase III") which will have an incremental injection capability of 32,500 Dth per day over a twenty (20) day period and will have an incremental withdrawal capability of 65,000 Dth per day over a ten (10) day period; and

     WHEREAS, prior to committing to the expenditures necessary to develop, construct, own and operate the Phase III Storage Facility, Owner requires certain firm and binding commitments from parties that have expressed an interest in utilizing the capacity for Phase III of the Storage Facility at certain minimum prices; and

     WHEREAS, Customer is at this time willing to commit to use the Phase III Storage Facility and associated services upon its completion on terms and conditions set forth in this Agreement, as provided below; and

     WHEREAS, Customer desires to purchase firm storage service to enable it to meet the requirements of its various customers; and

     WHEREAS, Owner is willing to provide services to Customer in accordance with the terms and conditions set forth below.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, Owner and Customer agree as follows:
                               PART I

             DEFINITIONS AND PRE-OPERATIONAL ACTIVITIES

                              Section 1

                             DEFINITIONS

     1.1 "Agreement" means this Firm Natural Gas Storage Agreement (including all Exhibits identified in the Schedule of Exhibits attached hereto) as it may be amended and supplemented from time to time.

     1.2 "Approved" or "Approval" means approved by or approval of Owner unless otherwise stated.

     1.3 "Authorized Overrun Quantities" means quantities of Gas which Owner agrees to inject or withdraw for Customer, in excess of Customer's Maximum Daily Injection or Withdrawal Quantity, as established pursuant to Section 4.3.

     1.4 "Base Gas" means the gas required in the storage reservoir necessary to provide the pressure to cycle the working storage volumes.

     1.5 "Commencement Date" shall mean November 1, 1997, in the event a Notice of Readiness is given by Owner to Customer on or before September 1, 1997. In the event the Notice of Readiness is given after September 1, 1997, but before February 1, 1998, the Commencement Date shall be April 1, 1998.

     1.6 "Contract Year" means (i) for the initial year of operations, the period beginning on the Commencement Date and continuing through March 31, (ii) for each successive year of operations, a one-year period from April 1 of one year through March 31 of the following year, For the first and last Contract Year, if less than 365 Days, any calculation in this Agreement determined by reference to a Contract Year shall be adjusted by multiplication of the appropriate figure by a fraction the numerator of which shall by the number of Days in that Contract Year and the denominator of which shall be 365.

     1.7 "Day" shall mean a period of twenty-four (24) consecutive hours, beginning and ending at 9:00 AM (Central Clock Time), including Saturdays, Sundays and holidays, except that in the event that an obligation falls due on a Saturday, Sunday or a Federal Banking holiday, the obligation shall be due on the next business day.

     1.8 "Facility" means the structure and facilities to be designed and constructed by owner for purposes of providing the Services contemplated by this Agreement, including any Phase I or Phase II facilities that are necessary to the operations of Phase III.
     1.9 "FERC" shall mean Federal Energy Regulatory Commission or any federal commission, agency or other governmental body or bodies succeeding to the powers of such commission.

     1.10 "Force Majeure" means an event of Force Majeure as specified in Section 13.

     1.11 "Fuel Retention" means the amount of Customer's Gas tendered for injection which is retained by Owner as reimbursement for compressor fuel used in the provision of service provided in conjunction with the Agreement, as set forth in the Agreement.

     1.12 "Gas" means natural Gas of a quality at least equal to the quality specified in Section 7.

     1.13 "Governmental Approvals" means all authorizations, consents, exemptions, permits, certificates and approvals from any federal, state, municipal, local or other bodies in the United States having jurisdiction or potential jurisdiction in relation to the construction and operation of the Facility or the performance of the obligations contemplated by this Agreement.

     1.14 "Maximum Daily Injection Quantity" means the maximum quantity of Gas which Customer is entitled to inject into the Facility on any Day, plus Fuel Retention.

     1.15 "Maximum Daily Withdrawal Quantity" means the maximum quantity of Gas which Customer is entitled to withdraw on any Day.

     1.16 "Maximum Storage Capacity" means the maximum quantity of Gas which Customer is entitled to store at the Facility at any given time.

     1.17 "Month" means a period beginning at 9:00 AM Central Clock Time on the first Day of the calendar month and ending at 9:00 AM
Central Clock Time on the first day of the following Month.

     1.18 "Notice of Readiness" shall be defined for purposes of this Agreement as the notice to be issued by Owner specifying that the Facility will be ready to provide service under this Agreement on the Commencement Date.

     1.19 "Owner" means New York State Electric & Gas Corporation.

     1.20 "Point(s) of Delivery" means the point(s) where Customer shall inject Gas into the Facility or withdraw Gas from the Facility, as specified in Exhibit "B".

     1.21 "Point(s) of Redelivery" means the point(s) where Owner shall provide Gas withdrawn from the Facility to Customer, as specified in Exhibit "B".
     1.22 "Price Terms" means the prices attached as Exhibit "A", as Exhibit "A" may be adjusted from time to time in accordance with this Agreement, which sets forth the payment obligations of Customer for the Services provided pursuant to this Agreement.

     1.23 "Project" means the Seneca Lake Storage Project, pursuant to which Governmental Approvals will be secured, contracts will be entered, the Facility will be constructed, Gas will be injected and withdrawn for Customers' accounts, and related tasks will be accomplished.

     1.24 "Services" means the injection, storage and withdrawal of Gas, and any ancillary activities, to be performed by Owner for Customer pursuant to this Agreement.

     1.25 "Site" means the parcel of land located at Watkins Glen, New York, under or through which Services are to be provided pursuant to this Agreement.

     1.26 "Term" means the period of time specified in Section 17.1.

     1.27 "Transporter" means any upstream or downstream third party which provide services required to effectuate delivery/redelivery of Gas to/from Owner's Facilities, as set forth in Exhibit "B".

     1.28 "Working Gas" means all Gas that Customer has in storage that is not Base Gas.

     Additional terms indicated by capitalization and utilized in this Agreement shall have the meaning ascribed to them where first utilized.


                              Section 2

                     PRE-OPERATIONAL ACTIVITIES

     2.1 Approvals. This Agreement and the respective obligations of the Parties hereunder are subject to all valid laws, orders, rules and regulations of duly constituted authorities having jurisdication ("Applicable Law").

          a.   Owner's Required Approvals and Conditions

          (i) Receipt by Owner of all approvals required to develop, install, own and operate the Phase III Storage Facility and to effecuate the proposed storage services including, without limitation, all necessary approvals from federal, state, local or municipal agencies or other governmental authorities having jurisdiction. It is expressly understood that such approvals shall be in a form and substance reasonably satisfactory to Owner, including, without limitation, the jurisdictional status of the Phase III Storage Facility (and the ratemaking treatment of its rate and charges) by such agencies or governmental authorities. Owner shall have no obligation to accept any regulatory approval(s) where such approval(s) are not in a form and substance that are reasonably satisfactory to Owner, in its sole discretion.
In the event all such approvals are not granted in form and substance reasonably satisfactory to Owner on or before August 31, either Party may terminate this Agreement after August 31, 1997. After August 31, 1997, a Party's right to terminate the Agreement due to failure to receive all such approvals before August 31, 1997, shall cease at the time such approvals are received and accepted by Owner. Notwithstanding the other provisions of this Agreement, in the event any regulatory body at any time issues an order requiring Owner to charge a rate less than the rate agreed to by the parties, Owner may terminate this Agreement on ten (10) days prior written notice to Customer; provided, however, that prior to the resale of the Maximum Daily Withdrawal Quantity hereunder or any portion thereof to a thrid party, Customer shall have the right to retain such capacity by agreeing to enter into a service agreement upon substantially similar terms and conditions as Owner is willing to enter into with such third party.

          (ii) Owner shall have the right to terminate this Agreement prior to February 1, 1998, provided that Ower has not given the Notice of Readiness, if Owner, in its sole discretion, determines not to proceed with Phase III of the Storage Facility on the basis that Phase III of the Storage Facility is or will be uneconomical for any reason. If Owner terminates this Agreement under this subparagraph, Owner shall not provide any Phase III service to any third party(s) unless the economics of the Project have changed subsequent to the termination date. In the event Owner provides Phase III service to any third party(s) prior to April 1, 1999, Customer shall have the right to reinstate the service provided for in this Agreement by reexecuting this Precedent Agreement and/or the Firm Storage Service Agreement.

          (iii) In the event Owner elects to hold an open season for Phase III capacity, such open season shall not include the Phase III capacity contracted for by Customer pursuant to this Agreement. Until such time as a final order has been issued by the involved regulatory body that is no longer appealable to that regulatory body, Owner shall make filings before the involved regulatory body to vigorously oppose any proposal or requirement (whether by a regulatory body, its Staff or any third party) that seeks to require Owner to conduct an open season that includes the Phase III capacity contracted for by Customer pursuant to this Agreement. In the event FERC or any other regulatory body which has general jurisdiction over Owner requires Owner to conduct an open season that makes available the Phase III capacity contracted for by Customer pursuant to this Agreement, Owner or Customer may terminate this Agreement upon written notice to the other Party. Customer may participate in such open season with the same rights as any other party and if Customer elects to do so and Customer's bid is successful, the Parties shall negotiate a new precedent agreement incorporating the price terms and quantities contained in Customer's successful bid.

          (iv) In the event the operational capabilities of Phases I, II and III are insufficient on any given day(s) to supply the requirements of all of the Phase I, II and III customers, then current Phase I and II customers shall receive priority, up to 80,000 dekatherms, over other customers.

          (v) Customer agrees it will not directly or indirectly object in any forum to the prices agreed to herein.

          (vi) Customer agrees that, subject to the provisions of
Section 3.3, Customer shall begin to pay the demand charges and other applicable charges as set forth in Exhibit "B" beginning on the Commencement Date.

          (b)  Customer's Required Approvals and Conditions

          (i) If any of the regulatory approvals granted to Owner pursuant to Section 2 materially and adversely affect the service that is contemplated to be provided to Customer herunder, Customer shall have the right to terminate this Agreement within thirty (30) days of the grant of any such approval.

                         PART TWO - SERVICES

                              Section 3

                          STORAGE SERVICES

     3.1 Firm Storage. Specific volumetric commitments, price commitments, the injection and withdrawal fee, Maximum Daily Withdrawal Quantity ("MDWQ"), Maximum Daily Injection Quantity ("MDIQ") Working Gas and Base Gas Requirements, Fuel Retention and Authorized Injection and Withdrawal Overrun Fees are set forth and attached hereto at Exhibit "A" to this Agreement, subject to the provisions of the FERC approved Operating Statement or other applicable Rate Schedules.

     3.2 Term. The term of the Firm Storage Service Agreement shall commence on the date of execution of the Firm Storage Service Agremeent and shall terminate on March 31, 2002. If on or before September 1, 1997, Owner cannot in good faith issue the Notice of Readiness for the full Maximum Daily Withdrawal Quantity set forth in Exhibit "A", Owner shall either (1) state in the Notice of Readiness the level of service Owner can in good faith provide on and after November, 1997; or (2) not issue the Notice of Readiness, in Owner's sole discretion. If Owner elects to provide the Notice of Readiness for a reduced level of service, Customer shall within ten (10) business days notify Owner whether Customer agrees to accept such reduced service for the period from November 1, 1997, to March 31, 1998. If Customer accepts such reduced service, the maximum daily withdrawal quantity set forth in the Notice of Readiness shall be provided by Owner between November 1, 1997, and March 31, 1998, subject to the terms of this Agreement. If Customer does not accept such reduced service, then the Notice of Readiness will be deemed not to have been given and Customer shall have no obligation to accept service prior to April 1, 1998. If Owner receives a Bona Fide Offer, as defined below, Owner may terminate the Firm Storage Service Agreement effective on March 31, 2000, or on March 31, 2001, by giving Customer seven (7) months prior written notice; provided, however, that Owner may not so terminate if Customer elects to match the Bona Fide Offer in writing within fifteen (15) days of the date that Owner informs Customer of the Bona Fide Offer. The term "Bona Fide Offer" as used in this section shall mean an offer or more than one offer which either individually, or taken together, yield a higher net present value for the remaing term and contain substantially similar terms and conditions as contained in the Firm Storage Service Agreement. In no circumstance shall a Bona Fide Offer include any offer for capacity made by an entity in which Onwer holds a controlling interest.

     3.3 Payment Schedule. Customer shall pay Owner for services provided pursuant to this Agreement in accordance with the provisions of Section 8 of the FERC approved Operating Statement or other applicable Rate Schedules.

     3.4  Partial Service.

          (a) Except as otherwise provided in Section 3.4(b) of this Agreement, Customer shall pay a reservation charge applied only to the actual maximum daily withdrawal quantities that Owner is operationally capable of providing. "Operationally capable" shall mean the level of service that Owner is capable of providing in Owner's sole discretion. In the event Owner provides Customer with less than the Maximum Daily Withdrawal Quantity set forth in Exhibit "A", consistent with this Agreement, the Maximum Daily Injection Quantity, Base Gas Requirement and Maximum Working Gas Storage Capacity set forth in Exhibit "A" shall be in the same proportion as they are currently set forth in Exhibit "A". If Owner, at any time after April 1, 1998, provides Customer with less than seventy percent (70%) of the Maximum Daily Withdrawal Quantity, Customer may terminate this Agreement and/or the Firm Storage Service Agreement except in the case when the provision of less than seventy percent (70%) of the Maximum Daily Withdrawal Quantity is the result of a force majeure event(s), in which case Customer may terminate the Agreement if the force majeure extends for a period of greater than ninety (90) consecutive days and except in the cases where the provision of less than seventy (70%) percent of the Maximum Daily Withdrawal Quantity is either (1) the result of planned or routine maintenance; or (2) compliance with applicable regulatory requirements as set forth in the Operating Statement.

          (b) Beginning on April 1, 1998, if Owner is not operationally capable of providing the Maximum Daily Withdrawal Quantity as set forth in Exhibit "A", and Customer does not exercise its right to terminate pursuant to section 3.4(a) above, then Owner and Customer will use their best efforts to increase service to Customer up to the Maximum Daily Withdrawal Quantity set forth in Exhibit "A". Owner may provide Customer with a written notice ten
(10) days prior to the first day of any month during the period May, 1998 through November, 1998, setting forth the additional capacity that can be made operationally available, and such increased quantity shall become the new maximum daily withdrawal quantity to which Customer is thereafter entitled effective on the first day of the subsequent month. Customer's demand charges shall be calculated based on the level of service provided until such time as the full Maximum Daily Withdrawal Quantity is provided.

     3.5  Cavern Dewatering and Initial Year Contingencies.

          (a) Customer and Owner have agreed to a schedule according to which Customer shall tender and Owner shall accept injections of Base Gas and Working Gas which shall be applicable to this Agreement prior to the Commencement Date.

          (b) Subject to the provisions of subparagraph (c) below, if on or before November 1, 1997, Owner gives notice to reduce the Maximum Daily Withdrawal Quantity, the monthly reservation charge will be calculated from the Reduced Maximum Daily Withdrawal Quantity. However, if the injection shortfall is the result of Customer's failure to tender gas for injection pursuant to the schedule mutually agreed upon by Customer and Owner, the Maximum Daily Withdrawal Quantity used for billing purposes will be the maximum daily withdrawal quantity that Owner would have made operationally available if Customer had injected gas pursuant to the schedule, not to exceed the Maximum Daily Withdrawal Quantity set forth in Exhibit "A"; provided, however, that if Customer's failure to tender gas for injection is in whole or in part due to force majeure causes beyond Customer's control, then for purposes of calculating the monthly reservation charge the Maximum Daily Withdrawal Quantity shall be reduced pursuant to Owner's notice.

          (c) If Customer tenders and Owner accepts additional gas for injection after November 1, 1997, and as a result of these additional injections Owner is able to increase the previously
Reduced Maximum Daily Withdrawal Quantity, Owner shall notify
Customer of the new Reduced Maximum Daily Withdrawal Quantity and payments shall thereafter be based upon the new Reduced Maximum Daily Withdrawal Quantity.

          (d) In the event the Notice of Readiness is not issued on or before February 1, 1998, Customer may terminate this Agreement.

                              Section 4

                     INJECTIONS AND WITHDRAWALS

     4.1 Injections. Customer hereby reserves and Owner hereby agrees to provide facilities and capacity to support the injection of Gas owned by Customer into the Facility on each Day in an amount up to Customer's Maximum Daily Injection Quantity, so long as injection of such quantities cause Customer to exceed its Maximum Storage Capacity.

     4.2 Withdrawals. Customer hereby reserves and Owner hereby agrees to provide facilities and capacity to support the withdrawal of Gas owned by Customer from the Facility on each Day in an amount up to Customer's Maximum Daily Withdrawal Quantity, so long as withdrawal of such quantities does not cause Customer to incur a negative Working Gas Balance.

         4.3 Authorized Overrun Quantities. If, within the sole discretion of Owner, operating conditions permit and Customer will neither exceed its Maximum Storage Capacity nor incur a negative
   Working Gas balance, Owner may authorize Customer to inject or withdraw quantities in excess of Customer's Maximum Daily Injection and Withdrawal quantities.  The charge for such Authorized Injection and Withdrawal Overrun Service is set forth in Exhibit "A".
                              Section 5

                             SCHEDULING

     5.1  Points of Delivery and Points of Redelivery.  Owner and
Customer shall designate as Exhibit "B", attached hereto and made a part hereof, a list of the currently available Points of Delivery and Points of Redelivery.

     5.2 Customer Scheduling of Transportation. Customer shall by solely responsible for making all arrangements and paying for the transportation of the Gas to the Point of Delivery for injection into the Facility, and for making all arrangements and paying for the transportation of Gas from the Point of Delivery for Gas for withdrawal from the Facility. Owner shall have no obligation to inject Gas for Customer, or to withdraw Gas for Customer, unless and to the extent that Transporter confirms the transport of equivalent quantities, as the case may be.

     5.3 Scheduling of Storage Volumes and Intra-Day Changes in Nominations. Owner and Customer agree that the obligations of Owner and Customer for scheduling and changing nominations hereunder and responsibility for any penalties, imbalance or other charges associated with non-compliance with each of the party's respective obligations shall be in accordance with the provisions of Section 6 of the FERC approved Operating Statement or other applicable Rate Schedules.

                              PART III

                GAS PRESSURE, QUALITY AND MEASUREMENT

                              Section 6

                              PRESSURE

     Owner and Customer agree that the obligations of Owner and Customer as to the pressure of Gas injected and withdrawn from NYSEG shall be in accordance with the provisions of Section 7 of the FERC approved Operating Statement or other applicable Rate Schedules or tariffs that may be in place and applicable.

                              Section 7

                               QUALITY

     Owner and Customer agree that the obligations of Owner and Customer as to the quality of the Gas injected and withdrawn from NYSEG shall be governed by Section 7 of the FERC approved Operating Statement or other applicable Rate Schedules.

                              Section 8

                             MEASUREMENT

     Owner and Customer agree that the obligations of Owner and Customer as to the measuring of Gas shall be governed by the provisions of Section 7 of the FERC approved Operating Statement or other applicable Rate Schedules.

                               PART IV

                              Section 9

                         BILLING AND PAYMENT



     Owner and Customer agree that the obligations of Owner and Customer as to billing and payment shall be governed by the provisions of Section 8 of the FERC approved Operating Statement or other applicable Rate Schedules.

                             Section 10

                                TAXES



     Customer agrees to reimburse Owner within fifteen (15) Days of invoice for all taxes attributable to the injection, storage or withdrawal of Customer's Gas, or payments made by Owner pursuant to this Agreement.

                               PART V

                            MISCELLANEOUS

                             Section 11

                              BASE GAS

     11.1 Customer Shall Provide Base Gas. The amount of Customer's Base Gas contribution shall be as set forth in Exhibit "A". Customer shall retain title to such base gas at all times and shall be entitled to withdraw such contribution of Base Gas upon the expiration of Customer's contract term in the event such contract is not extended or renewed.

     11.2 Customer Withdrawal of Base Gas. Customer shall be required to withdraw all of its Base Gas within sixty (60) days of the end of the Contract Year when Customer's contract expires or terminates, unless otherwise as mutually agreed by the parties. Customer shall be entitled to withdraw up to its MDWQ to the extent it is operationally feasible for Owner to allow Customer to do so, provided, further, however, that withdrawals of Base Gas shall be interruptible by Owner. To the extent of any such interruptions, the sixty (60) day withdrawal period shall be extended for a like period. All Base Gas not withdrawn during the required withdrawal period shall be forfeited to Owner.
Section 12

           RATE SCHEDULES AND GENERAL TERMS AND CONDITIONS

    This Agreement and all terms and provisions contained or incorporated herein are subject to the provisions of Owner's applicable FERC-approved Operating Statement or other applicable Schedules or tariffs that may be in place and applicable from FERC or other duly constituted authorities having jurisdiction, and as the same may be legally amended or superseded, which Operating Statements and other applicable schedules or tariffs are by this reference made a part hereof.


                             Section 13

                            FORCE MAJEURE

     Owner and Customer agree that force majeure shall be defined in accordance with the provisions of Section 10 of the FERC approved
Operating Statement or, in the absence of such schedule, based upon other applicable Rate Schedules.

                             Section 14

            POSSESSION, TITLE, RISK OF LOSS AND WARRANTY



     14.1 Possession, Title and Risk of Loss. Owner and Customer agree that the obligations of Owner and Customer as to possession, title and risk of loss shall be governed by the provisions of Section 11 of the FERC approved Operating Statement or other applicable Rate Schedules

     14.2 Warranty. Owner and Customer agree that the obligations of Owner and Customer as to warranty of title to Gas shall be governed by the provisions of the FERC approved Operating Statement or based upon other applicable Rate Schedules or tariffs that may be in place and applicable.


                             Section 15

                          CREDITWORTHINESS

     15.1 Owners Obligations Contingent on Creditworthiness. Owner shall have the right from time to time to request such credit documentation as may be appropriate in its commercially reasonable discretion. Further, in the event there is a material adverse change in Customer's or any Guarantor's financial status, Owner may request such additional credit documentation or security or guarantee of payment as may be required by Owner in its commercially reasonable discretion. If Customer does not provide such credit documentation or security or guarantee of payment within thirty (30) days of Owner's request, Owner may terminate this Agreement, without any further liability to Customer whatsoever. At such time as a FERC-approved Operating Statement is in place and effective, Customer's or its assigns' satisfaction of the creditworthiness provisions shall be as set forth in Owner's FERC-approved Operating Statement.

     15.2 Non-Discriminatory Treatment. All of Owner's creditworthiness review standards and requirements shall be imposed on a non-discriminatory basis. Security shall no longer be required where Owner deems that security is no longer needed or when the Customer is no longer receiving Services from Owner.

                             Section 16

                               DEFAULT



     16.1 Termination for Default. If (i) either Party shall fail in any material respect to comply with, observe, perform or shall default in any material respect upon any obligation under this Agreement, except due to causes excused by Force Majeure or attributable to the other's wrongful act or failure to act, and such failure materially and adversely affects the ability of either Party to deliver or accept Gas and (ii) after written notice thereof from the Party claiming a right to terminate this Agreement, such failure shall continue for a period of thirty (30) Days, then the Party claiming the right to terminate may, by notice in writing, terminate this Agreement as of the date of the notice of termination; provided, however, that if such failure cannot be reasonably cured within such thirty (30) Days, the Party claimed to be in default shall be entitled to such further time as shall reasonably be required to effect such cure, provided that such Party commences within such thirty (30) Days substantial efforts to effect such cure and at all times thereafter proceeds diligently to complete such cure.

     16.2 Other Rights Preserved. The availability or exercise of the right to terminate this Agreement pursuant to this Section shall not serve to diminish or effect the right of the Parties to seek damages or specific performance, for breach of this Agreement, as provided in Section 16.1 hereof.

16.3 Non-Performance/Liquidation. The occurrence at any time with respect to either party of any of the following events constitutes an event of default hereunder and the non-defaulting party shall be entitled to suspend its performance hereunder and/or liquidate and terminate this Agreement in the event of such default:
    (a) the failure by a party to make, when due, any payment under this Agreement if the failure is not remedied within five Business Days after receipt of a notice of such failure from the other party;

     (b)  a party:

         (i)    is generally not paying its debts as they become due;

         (ii) files, or consents by answers or otherwise to the filing against it of, any petition or case seeking relief under any federal, state or foreign bankruptcy or insolvency (collectively "Bankruptcy Laws"),

         (iii) makes a general assignment for the benefit of its creditors,

         (iv) applies for or consents to the appointment of a custodian, receiver, trustee, conservator, or other officer with similar powers ("Custodian")

         (v) takes corporate action for the purpose of any of the foregoing;

     (c) a court or governmental authority, agency, instrumentally or official of competent jurisdiction enters or issues an order or decree with respect to a party:

          (i)   appointing a Custodian;

          (ii) constituting an order for relief under, or approving a petition or case for relief or reorganization of any other petition or case to take advantage of, any Bankruptcy Laws, or

          (iii)   ordering its dissolution, winding-up or
          liquidation;

     (d) a petition or case for any purpose specified in the Paragraph directly above is filed against a party and is not dismissed within thirty (30) days;

    (e) a party fails to perform, observe or comply with any other material term, covenant or provision contained in this Agreement and the failure continues for thirty (30) days after receipt of a notice of such failure from the other party.
                             Section 17

                           LEGAL RELATIONS

     17.1 Entire Agreement. This Agreement, including all Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements and commitments with respect thereto. Neither Party has relied upon any representation expressed or implied not contained in this Agreement. There are no oral understandings or other terms or conditions.

     17.2 Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, exclusive of conflicts of laws provisions.

     17.3 Agreement Subject to Law and Regulatory Orders.  This
Agreement is subject to all valid laws orders, rules and regulations of all governmental authorities having jurisdiction.

     17.4 Amendments. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless such change, amendment or modification shall be in writing and duly executed by the Parties. The Operating Statement, when approved by FERC, shall become part of the Agreement. FERC-approved changes to the Operating Statement covering these services shall also become part of the Agreement.

     17.5 Captions. The captions and subheadings contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

     17.6 Notice. Any notice, demand, offer or other written instrument required or permitted to be given pursuant to this Agreement, except for those provisions in owner's Operating Statement requiring otherwise, shall be in writing signed by the Party giving such notice and shall be hand-delivered or sent by registered letter, overnight courier provided a receipt signed by the addressee is obtained, or telexed to the other Party. Unless otherwise specifically provided in this Agreement, any written notice or other communication shall be sufficiently given or shall be deemed given on the third business day following the date on which the same is mailed by registered or certified mail, postage prepaid, addressed:

     (a)  if delivered to Owner:
          New York State Electric & Gas Corporation
          4500 Vestal Parkway East, P.O. Box 3607
           Binghamton, New York 13902-3607
          Attn: Senior Vice President, Gas Business Unit

     (b)  if delivered to Customer:
          PG Energy Inc.
          One PEI Center
          Wilkes Barre, PA 18711-0601
          Attn: Director of Gas Supply

     Each Party shall have the right to change the place to which notice shall be sent or delivered by similar notice or like manner to the other Party. The effective date of notice issued pursuant to this Agreement shall be the earlier of the date of addressees receipt of such notice or the third business day following the date on which the same is mailed by registered or certified mail, postage prepaid.

     17.7 Severability. The invalidity of one or more phrases, sentences clauses, or Articles contained in this Agreement shall not affect the validity of the remaining portion of the Agreement so long as the material purposes of this Agreement can be determined and effectuated. In the event that one or more phrases, sentences, clauses, or Articles is held to be invalid and such invalidity affects the remaining portion of the Agreement to alter its material purposes, the parties shall negotiate in good faith to amend this Agreement to have the same force and effect as if such phrase, sentence clause, or Section were not invalid.

     17.8 Assignment. This Agreement shall be binding upon, shall inure to the benefit of, and may be performed by, the successors and assigns of the parties, except that no assignment, pledge, or other transfer of this Agreement shall operate to release the assignor, pledgor, or transferor from any of its obligations under this Agreement unless consent to the release is given in writing by the other Party, with such consent not to be unreasonably withheld, or such transfer is incident to a merger or consolidation with, or transfer of all or substantially all of the assets of the transferor to another person or business entity which shall, as part of such succession, assume all the obligations of the transferor under this Agreement.

     17.9 No Waiver. The failure of any party to enforce any of the provisions of this Agreement or to require compliance with any of its terms, at any time during the pendency of this Agreement, shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any provision of this Agreement.

     17.10 Exhibits. All exhibits referenced in this Agreement shall be incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement.

     17.11 Liability of Owner and Customer. In the event of a breach of this agreement by one Party, the other Party shall be entitled to the remedies available at law or in equity, provided in no event shall Owner or Customer be liable to the other for exemplary or punitive damages.



     17.13 Valid Termination. In the event Owner or Customer validly terminate this Agreement pursuant to its terms, the terminating Party shall not thereafter have any further liability or further obligation to the other Party.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first written above.


ATTEST:                 NEW YORK STATE ELECTRIC & GAS CORPORATION
/s/ Anthony Ricca
Manager - Market Development      By:        /s/ Michael German
                                          Michael German

                        Title:  Senior Vice President

ATTEST:                 PG ENERGY INC.
/s/ Thomas J. Ward
Secretary               By:      /s/ John F. Kell, Jr.
                                         John F. Kell, Jr.
                       Title:  Vice President, Financial Services

                             Exhibit "A"


               PRICE TERMS, BASE GAS CONTRIBUTION AND
                       WORKING GAS REQUIREMENT

1. Price of Services. For each of the services to be provided hereunder, Customer agrees to pay and shall pay the following charge:

     (a) Monthly Demand Charge. Customer agrees to pay and shall pay the following charge to Owner:

   $4.00 per month per Dth x the Maximum Daily Withdrawal Quantity

The Monthly Demand Charge is calculated on a per unit of

deliverability basis.



     (b)        Maximum Daily Withdrawal Quantity.         30,000
Dth/d
     (c)        Maximum Daily Injection Quantity.          15,000
Dth/d
     (d)        Base Gas per Agreement.                    186,000
Dth
     (e)        Maximum Working Gas Storage Capacity.      300,000
Dth
     (f) Commodity Injection Charge. For each Dth injected and stored for Customer's account, Customer agrees to pay and shall pay the following charge:

                              $.01/Dth

An injection fee shall not be payable on Base Gas but shall be payable on all other gas injected.

     (g) Commodity Withdrawal Charge. For each Dth of Gas withdrawn from Customer's account, Customer agrees to pay and shall pay the following charge:

                              $. 0l/Dth

     (h) Authorized Injection and Withdrawal Overrun Charge. For Authorized Injection and Withdrawal Overrun Service rendered by Owner to Customer pursuant to Section 4.3, Customer agrees to pay and shall pay the following charge (in addition to the otherwise applicable injection and withdrawal charges specified in Articles sections l(b) and (c) of this Exhibit):

                             $.13 /Dth

2. Fuel Retention. The amount of Customer's Gas tendered for injection which is returned by Owner as reimbursement for compressor fuel used in the provision of service provided in conjunction with this Agreement. Customer agrees that Fuel Retention shall be as follows:
        One and one half percent (1.5%) of the quantities tendered for injection by Customer to Owner in kind at time of injection. Fuel Retention shall be assessed on all volumes tendered for injection.


                             Exhibit "B"

                    DELIVERY AND REDELIVERY POINT

   CNG Transmission Corporation Yawger Road Metering and Regulator
                   Station in Big Flats, New York



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